EXPENSE LIMITATION AGREEMENT
                          ----------------------------

                                 TFS CAPITAL LLC
                         1800 Bayberry Court, Suite 103
                            Richmond, Virginia 23226


                                                                   June __, 2004

TFS CAPITAL INVESTMENT TRUST
135 Merchant Street, Suite 230
Cincinnati, Ohio  45246

Dear Sirs:

     TFS Capital LLC confirms our agreement with you as follows:

     1.  You  are  an  open-end,   diversified   management  investment  company
registered under the Investment Company Act of 1940 (the "Act") and are authorized to issue shares of separate series (funds), with each fund having its own investment objective, policies and restrictions. You propose to engage in the business of investing and reinvesting the assets of each of your funds in accordance with applicable limitations. Pursuant to an Investment Advisory
Agreement dated as of June __, 2004 (the "Advisory Agreement"), you have employed us to manage the investment and reinvestment of such assets of your TFS Market Neutral Fund (the "Fund").

2. We hereby agree that, notwithstanding any provision to the contrary contained in the Advisory Agreement, we shall limit as provided herein the aggregate ordinary operating expenses incurred by the Fund, including but not limited to the fees ("Advisory Fees") payable to us under the Advisory Agreement (the "Limitation"). Under the Limitation, we agree that, through the life of the Fund (subject to Section 4), such expenses shall not exceed a percentage (the "Percentage Expense Limitation") of the average daily net assets of the Fund equal to 2.50% on an annualized basis. Operating expenses includes all Fund expenses except brokerage, taxes, borrowing costs such as interest and dividend expenses on securities sold, fees and expenses of the independent trustees, extraordinary expenses and distribution and/or service related expenses incurred pursuant to Rule 12b-1 under the Investment Company Act of 1940. To determine our liability for the Fund's expenses in excess of the Percentage Expense Limitation, the amount of allowable fiscal-year-to-date expenses shall be


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computed  daily by prorating  the  Percentage  Expense  Limitation  based on the number of days elapsed within the fiscal year of the Fund, or limitation period, if shorter (the "Prorated Limitation"). The Prorated Limitation shall be compared to the expenses of the Fund recorded through the current day in order to produce the allowable expenses to be recorded for the current day (the "Allowable Expenses"). If Advisory Fees and other expenses of the Fund for the current day exceed the Allowable Expenses, Advisory Fees for the current day shall be reduced by such excess ("Unaccrued Fees"). In the event such excess exceeds the amount due as Advisory Fees, we shall be responsible to the Fund to pay or absorb the additional excess ("Other Expenses Exceeding Limit"). If there are cumulative Unaccrued Fees or cumulative Other Expenses Exceeding Limit, these amounts shall be paid to us by you subject to the following conditions:
(1) no such payment shall be made to us with respect to Unaccrued Fees or Other Expenses Exceeding Limit that arose more than three years prior to the proposed date of payment, and (2) such payment shall be made only to the extent that it does not cause the Fund's aggregate expenses, on an annualized basis, to exceed the Percentage Expense Limitation.

     3. Nothing in this Agreement shall be construed as preventing us from voluntarily limiting, waiving or reimbursing your expenses outside the contours of this Agreement during any time period.

     4. This Agreement shall become effective on the date hereof and supercedes any expense limitation agreement previously entered into with respect to the Fund. This Agreement may be terminated by either party hereto upon not less than 60 days' prior written notice to the other party, provided, however, that (1) we may not terminate this Agreement without the approval of your Board of Trustees, and (2) this Agreement will terminate automatically if, as and when we cease to serve as investment adviser of the Fund. Upon the termination or expiration hereof, we shall have no claim against you for any amounts not reimbursed to us pursuant to the provisions of paragraph 2.



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     5. This  Agreement  shall be construed in  accordance  with the laws of the
State of Virginia, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

     If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.


                                          Very truly yours,

                                          TFS CAPITAL LLC

                                          By:
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Agreed to and accepted as of the date first set forth above.

TFS CAPITAL INVESTMENT TRUST

By:
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